Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Arthur J. Gallagher & Co. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $1.00 per share (the “Common Stock”).

DESCRIPTION OF COMMON STOCK

The following summary description sets forth some of the general terms and provisions of the Common Stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the Common Stock, you should refer to the provisions of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated By-Laws (the “By-Laws”), each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit.

General

Under the Certificate of Incorporation, the Company is authorized to issue up to 400,000,000 shares of Common Stock with par value of $1.00 per share and up to 1,000,000 shares of preferred stock with no par value per share (the “Preferred Stock”). The shares of Common Stock currently outstanding are fully paid and nonassessable. No shares of Preferred Stock are currently outstanding.

No Preemptive, Redemption or Conversion Rights

The Common Stock is not subject to redemption or retirement, is not subject to sinking fund provisions, does not have any conversion rights and is not subject to call. No holder of our Common Stock has preemptive or other rights to subscribe for additional shares of any class of our stock.

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share of such stock standing in his or her name on the books of the Company. Holders of shares of our Common Stock do not have cumulative voting rights in the election of directors.

Board of Directors

Our Board of Directors is not classified. Our Certificate of Incorporation establishes that the number of directors shall not be less than three nor more than fifteen, with the exact number of directors to be fixed from time to time by, or in the manner provided in, the By-Laws. The By-Laws provide that, within such limits, the number of directors shall be determined by resolution of the Board of Directors.

No Action by Stockholder Consent

The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be taken at a duly called annual or special meeting of the stockholders, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

Power to Call Special Stockholder Meeting

Under Delaware law, a special meeting of stockholders may be called by our Board of Directors or by any other person authorized to do so in the Certificate of Incorporation or By-Laws. Pursuant to our By-Laws, special meetings of the stockholders may be called by the Chairman of the Board of Directors or President. In addition, a special meeting of the stockholders shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors.

Dividend Rights

The holders of our Common Stock are entitled to receive such dividends as the Board of Directors may declare from time to time, provided that any and all preferred dividends on our Preferred Stock for the then current quarter have been set aside or paid, and all prior quarterly dividends on our Preferred Stock have been paid in full.

Rights upon Liquidation

Upon our liquidation, the holders of our Common Stock will receive ratably, in proportion to the number of shares held, all of our net assets remaining after the payment of any liquidation preference payable with respect to any Preferred Stock that may then be outstanding.

Forum Selection Clause

Under our By-Laws, unless the Company selects or consents in writing to the selection of an alternative forum: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Delaware Court of Chancery (or, if the Delaware Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware) and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. This provision applies to “internal corporate” claims, including claims in the right of the Company: (A) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or (B) as to which the General Corporation Law of the State of Delaware confers jurisdiction upon the Delaware Court of Chancery. In addition, under our By-Laws, any person or entity purchasing or otherwise acquiring or holding interest in shares of our stock, shall be deemed to have notice of and consented to the Forum Selection provisions of our By-Laws.

Preferred Stock

Our Preferred Stock may be issued in one or more series, and for such consideration as our Board of Directors may determine. Our Board of Directors is authorized to determine the voting power of each series of Preferred Stock, which may range from no voting power to a maximum of one vote per share. If our Board of Directors does not explicitly provide the voting power of any series of our Preferred Stock in the resolution or resolutions providing for the issuance of such series, the holders of that series of Preferred Stock have no voting power with respect to any matter. Our Board of Directors is also authorized to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as provided for in the resolution or resolutions providing for the issuance of such shares of Preferred Stock.